Exhibit 99

Best Buy Reports Fiscal Second Quarter Results

Strong revenue growth in tablets and appliances; total revenue flat

Share repurchases reach $863 million fiscal year to date

Company updates fiscal year EPS guidance

Fiscal Second Quarter Financial Summary

	Three Months Ended
(U.S. dollars in millions, except per share amounts)	Aug 27, 2011	Aug 28, 2010	Change YOY
Revenue	$11,347	$11,339	—%
Gross profit	$2,872	$2,918	(2)%
SG&A	$2,583	$2,507	3%
Operating income	$287	$411	(30)%
Diluted EPS	$0.47	$0.60	(22)%
Key Metrics:
Comparable store sales % change(1)	(2.8)%	(0.1)%
Gross profit as % of revenue	25.3%	25.7%
SG&A as % of revenue	22.8%	22.1%
Operating income as % of revenue	2.5%	3.6%

Fiscal Second Quarter Highlights

•	Domestic segment mobile computing (including tablets) comparable store sales growth of 9 percent

•	Domestic segment appliances comparable store sales growth of 12 percent

•	Domestic segment online revenue growth of 13 percent

•	Domestic segment connections growth of 4 percent

•	International segment highlighted by Five Star China comparable store sales growth of 7 percent

•	Total Company SG&A growth of 1 percent (excluding the effect of foreign currency exchange rate fluctuations)

•	Operating income decline of 30 percent, driven by a decline in gross profit dollars and increased SG&A

•	Share repurchases of $358 million (12.7 million shares) in the fiscal second quarter; $863 million (29.2 million shares) in the first half of the fiscal year

•	Fiscal year EPS guidance range updated to $3.35 to $3.65, including the estimated impact from fiscal 2012 share repurchases (expected to benefit annual EPS by $0.20 to $0.25)

MINNEAPOLIS, Sept 13, 2011 -- Best Buy Co., Inc. (NYSE: BBY), a leading multi-channel global retailer and developer of technology products and services, today reported net earnings of $177 million, or $0.47 per diluted share, for its fiscal second quarter ended August 27, 2011, compared with $254 million, or $0.60 per diluted share, for the prior-year period.

“I'd like to thank our employees around the world for continuing to provide a great experience for our customers,” said Brian J. Dunn, CEO of Best Buy. “While results in the second quarter and our outlook reflect continued macro challenges to overall consumer spending and lower consumer electronics industry sales, we have made good progress on our key strategic focus areas in this environment. Looking forward to the important holiday season, I believe Best Buy is well positioned to bring the benefits of our multi-channel model to our customers and shareholders.”

Revenue

	Three Months ended August 27, 2011			Prior-Year Period
($millions)	Revenue	Change YOY	Comp. Store Sales	Comp. Store Sales
Domestic	$8,311	(1.5)%	(2.7)%	(1.4)%
International	3,036	4.6%	(3.2)%	4.3%
Total	$11,347	0.1%	(2.8)%	(0.1)%

Total Company revenue was $11.3 billion during the quarter, which was essentially flat compared to the prior-year period and included a comparable store sales decline of 2.8 percent. Within the Domestic segment, areas of comparable store sales growth included mobile computing (including tablets), appliances, and eReaders. The online channel delivered a 13 percent revenue increase in the Domestic segment during the quarter, driven largely by traffic growth. These sales gains were offset primarily by comparable store sales declines in television, gaming, digital imaging and physical media. The Company noted that mobile phones comparable stores sales experienced a 5 percent decline due to industry softness driven by the lack of significant new phone launches during the quarter relative to the prior-year period. The Company believes that it continued to grow share in mobile phones in the second quarter. The growth of International segment revenue was driven by foreign currency exchange rates and the continued solid growth performance of the Five Star business in China, which delivered comparable store sales gains during the period, partially offset by Europe and Canada, which each experienced comparable store sales declines.

Gross Profit

	Three Months ended August 27, 2011
($millions)	Gross Profit	Change YOY	% of Revenue
Domestic	$2,101	(3)%	25.3%
International	771	4%	25.4%
Total	$2,872	(2)%	25.3%

Total Company gross profit dollars declined 2 percent during the quarter compared to the prior-year period. The Domestic segment gross profit dollar decline was driven by a rate decline of 50 basis points and the 1.5 percent decline in revenue. The primary factors influencing the rate decline included continued promotional activity to increase sales in select categories and higher sales of service products which include deferred revenue, partially offset by an improved rate in mobile phones. The International segment gross profit dollar growth of 4 percent during the quarter was driven primarily by foreign currency exchange rates as well as increased revenue and an improved gross profit rate in the Five Star business, partially offset by a gross profit decline in Europe. The International segment gross profit rate declined 20 basis points, driven primarily by promotional activity within Europe, partially offset by an improved profit rate in Canada.

Selling, General and Administrative expenses (“SG&A”)

	Three Months ended August 27, 2011
($millions)	SG&A	Change YOY	% of Revenue
Domestic	$1,797	2%	21.6%
International	786	6%	25.9%
Total	$2,583	3%	22.8%

Total Company SG&A spending increased 3 percent during the quarter compared to the prior-year period. Excluding the effect of foreign currency exchange rates, total Company SG&A increased 1 percent. Within the Domestic segment, the 2 percent increase in SG&A was primarily driven by the net addition of 113 Best Buy Mobile stand-alone stores and 14 large-format Best Buy locations, as well as increased advertising support. Within the International segment, SG&A spending increased 6 percent. Excluding the impact of foreign currency, International segment SG&A spending declined 2 percent.

Operating Income

	Three Months ended August 27, 2011
($millions)	Operating Income	Change YOY	% of Revenue
Domestic	$303	(26)%	3.6%
International	(16)	(500)%	(0.5)%
Total	$287	(30)%	2.5%

Share Repurchases and Dividend
During the second quarter of fiscal 2012, the Company repurchased $358 million, or 12.7 million shares, of its common stock at an average price of $28.31 per share. For the first six months of fiscal 2012, the Company repurchased $863 million, or 29.2 million shares, of its common stock at an average price of $29.51 per share. On July 26, 2011, the Company paid a quarterly dividend of $0.15 per common share outstanding, or $56 million in the aggregate.

Company Updates Fiscal 2012 Annual Guidance
Based on consumer spending and CE industry trends experienced year-to-date and expectations for the remainder of the fiscal year, the Company has updated its annual guidance:

•	Revenue continued to be expected in the range of $51.0 billion to $52.5 billion.

•	Comparable store sales continued to be expected in the range of flat to a 3 percent decline.

•	SG&A dollars expected to increase 3 percent to 4 percent, excluding the impact of foreign currency exchange rate fluctuations.

•	Operating income dollars expected to be in the range of a 5 percent decline to 2 percent growth.

•
Annual net earnings per diluted share (EPS) expected to be in the range of $3.35 to $3.65 (including the impact from fiscal 2012 share repurchases). This updated guidance range now includes the favorable impact of fiscal 2012 share repurchases expected to total approximately $1.5 billion for the full fiscal year which results in approximately $0.20 to $0.25 of annual EPS benefit. The Company also noted that excluding the impact of fiscal 2012 share repurchases, its updated EPS guidance is lower than its previous adjusted annual net earnings per diluted share guidance range of $3.30 to $3.55.

Conference Call
Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Time (9 a.m. Central Time) on September 13, 2011. A webcast of the call is expected to be available on its Web site at www.investors.bestbuy.com both live and after the call. A telephone replay is also available starting at approximately 12:30 pm Eastern Time (11:30 a.m. Central Time) on September 13 through September 20. The dial-in number for the replay is 800-406-7325 (domestic) or 303-590-3030 (international), and the access code is 4465962.

(1) Best Buy's comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy's method of calculating comparable store sales may not be the same as other retailers' methods.

Forward-Looking and Cautionary Statements:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management's current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, changes in consumer preferences, credit market constraints, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the Company's ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions and integration challenges relating to new ventures. A further list and description of these risks, uncertainties and other matters can be found in the company's annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy's Annual Report on Form 10-K filed with the SEC on April 25, 2011. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.
Best Buy Co., Inc. (NYSE: BBY) is a leading multi-channel global retailer and developer of technology products and services. Every day our employees - 180,000 strong - are committed to helping deliver the technology solutions that enable easy access to people, knowledge, ideas and fun. We are keenly aware of our role and impact on the world, and we are committed to developing and implementing business strategies that bring sustainable technology solutions to our consumers and communities. For additional information about Best Buy, visit www.investors.bestbuy.com.

Investor Contacts:
Bill Seymour, Vice President, Investor Relations
(612) 291-6122 or  bill.seymour@bestbuy.com

Adam Hauser, Director, Investor Relations
(612) 291-4446 or  adam.hauser@bestbuy.com

Mollie O’Brien, Director, Investor Relations
(612) 291-7735 or  mollie.obrien@bestbuy.com

Media Contacts:
Susan Busch, Senior Director, Public Relations
(612) 291-6114 or  susan.busch@bestbuy.com

Lisa Hawks, Director, Public Relations
(612) 291-6150 or  lisa.hawks@bestbuy.com

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Six Months Ended
	Aug 27, 2011	Aug 28, 2010	Aug 27, 2011	Aug 28, 2010
Revenue	$11,347	$11,339	$22,287	$22,126
Cost of goods sold	8,475	8,421	16,647	16,415
Gross profit	2,872	2,918	5,640	5,711
Gross profit %	25.3%	25.7%	25.3%	25.8%
Selling, general and administrative expenses	2,583	2,507	5,067	4,987
SG&A %	22.8%	22.1%	22.7%	22.5%
Restructuring charges	2	—	4	—
Operating income	287	411	569	724
Operating income %	2.5%	3.6%	2.6%	3.3%
Other income (expense):
Investment income and other	6	13	18	25
Interest expense	(34)	(21)	(65)	(44)
Earnings before income tax expense and equity in loss of affiliates	259	403	522	705
Income tax expense	99	146	198	267
Effective tax rate	38.0%	36.1%	37.8%	37.9%
Equity in loss of affiliates	—	—	(1)	—
Net earnings including noncontrolling interests	160	257	323	438
Net loss (earnings) attributable to noncontrolling interests	17	(3)	(10)	(29)
Net earnings attributable to Best Buy Co., Inc.	$177	$254	$313	$409

Earnings per share attributable to Best Buy Co., Inc.
Basic	$0.48	$0.61	$0.82	$0.98
Diluted(1)	$0.47	$0.60	$0.81	$0.96

Dividends declared per Best Buy Co., Inc. common share	$0.15	$0.14	$0.30	$0.28

Weighted average Best Buy Co., Inc. common shares outstanding (in millions)
Basic	371.9	413.5	379.8	416.9
Diluted	381.4	423.6	389.5	427.7

(1) The calculation of diluted earnings per share assumes the conversion of the Company's convertible debentures due in 2022 into 8.8 million shares of common stock and adds back the related after-tax interest expense of $1.4 and $1.5 for the three months ended Aug. 27, 2011 and Aug. 28, 2010, respectively, and $2.8 and $2.9 for the six months ended Aug. 27, 2011 and Aug. 28, 2010, respectively.

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	Aug 27, 2011	Aug 28, 2010
ASSETS
Current assets
Cash and cash equivalents	$2,040	$843
Short-term investments	80	2
Receivables	1,945	1,720
Merchandise inventories	6,403	6,346
Other current assets	1,033	1,048
Total current assets	11,501	9,959
Net property & equipment	3,761	3,915
Goodwill	2,486	2,365
Tradenames	134	147
Customer relationships	179	227
Equity and other investments	284	293
Other assets	484	456
TOTAL ASSETS	$18,829	$17,362

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$5,830	$5,573
Accrued liabilities	2,481	2,483
Short-term debt	392	383
Current portion of long-term debt	444	32
Total current liabilities	9,147	8,471
Long-term liabilities	1,176	1,181
Long-term debt	1,696	1,088
Equity	6,810	6,622
TOTAL LIABILITIES & EQUITY	$18,829	$17,362

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Six Months Ended
	Aug 27, 2011	Aug 28, 2010
OPERATING ACTIVITIES
Net earnings including noncontrolling interests	$323	$438
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization of definite-lived intangible assets	475	481
Other, net	137	103
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	464	197
Merchandise inventories	(474)	(909)
Accounts payable	936	361
Other assets and liabilities	(324)	(587)
Total cash provided by operating activities	1,537	84

INVESTING ACTIVITIES
Additions to property and equipment	(411)	(342)
Other, net	(85)	182
Total cash used in investing activities	(496)	(160)

FINANCING ACTIVITIES
Repurchase of common stock	(846)	(667)
Borrowings (repayments) of debt, net	809	(252)
Other, net	(68)	14
Total cash used in financing activities	(105)	(905)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	1	(2)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	937	(983)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,103	1,826

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,040	$843

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary

	Three Months Ended		Six Months Ended
	Aug 27 2011	Aug 28 2010	Aug 27 2011	Aug 28 2010
Revenue	$8,311	$8,436	$16,170	$16,359
Gross profit	$2,101	$2,174	$4,071	$4,214
SG&A	$1,797	$1,767	$3,533	$3,509
Operating income	$303	$407	$537	$705
Key Metrics:
Comparable store sales % change(1)	(2.7)%	(1.4)%	(2.6)%	0.1%
Gross profit as % of revenue	25.3%	25.8%	25.2%	25.8%
SG&A as % of revenue	21.6%	21.0%	21.8%	21.5%
Operating income as % of revenue	3.6%	4.8%	3.3%	4.3%

International Segment Performance Summary

	Three Months Ended		Six Months Ended
	Aug 27 2011	Aug 28 2010	Aug 27 2011	Aug 28 2010
Revenue	$3,036	$2,903	$6,117	$5,767
Gross profit	$771	$744	$1,569	$1,497
SG&A	$786	$740	$1,534	$1,478
Operating income	$(16)	$4	$32	$19
Key Metrics:
Comparable store sales % change(1)	(3.2)%	4.3%	(1.4)%	5.2%
Gross profit as % of revenue	25.4%	25.6%	25.6%	26.0%
SG&A as % of revenue	25.9%	25.5%	25.1%	25.6%
Operating income as % of revenue	(0.5)%	0.2%	0.5%	0.3%

(1) Best Buy's comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy's method of calculating comparable store sales may not be the same as other retailers' methods.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

Domestic Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
	Aug 27, 2011	Aug 28, 2010	Aug 27, 2011	Aug 28, 2010
Consumer Electronics	35%	36%	(6.5)%	(6.7)%
Computing & Mobile Phones(1)	42%	39%	2.7%	5.7%
Entertainment	9%	12%	(20.0)%	(10.9)%
Appliances	6%	6%	12.2%	8.2%
Services(2)	7%	6%	3.2%	(0.8)%
Other	1%	1%	n/a	n/a
Total	100%	100%	(2.7)%	(1.4)%

International Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
	Aug 27, 2011	Aug 28, 2010	Aug 27, 2011	Aug 28, 2010
Consumer Electronics	19%	19%	(10.7)%	(0.5)%
Computing & Mobile Phones(1)	55%	54%	(1.1)%	8.5%
Entertainment	3%	5%	(17.9)%	(13.9)%
Appliances	14%	12%	7.3%	13.2%
Services(2)	9%	10%	(3.7)%	(5.6)%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	(3.2)%	4.3%

(1) The previous "Home Office" revenue category has been renamed to "Computing and Mobile Phones" to more clearly describe the key products contained within the category. However, the composition of the products within this category has not changed from previous disclosures.

(2) The “Services” revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.